UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

April 24, 2020

Date of report (Date of earliest event reported)

GENPREX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38244	90 - 0772347
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1601 Trinity Street, Suite 3.322, Austin, TX		78712
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (512) 537-7997

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	GNPX	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 3.02: Unregistered Sales of Equity Securities.

On April 24, 2020, Genprex, Inc. (the “Company”) issued a warrant to purchase 500,000 shares of common stock at an exercise price of $2.27 per share to Cancer Revolution, LLC, in conjunction with past and future services provided to the Company. The warrant is currently exercisable with respect to 300,000 shares, and becomes vested with respect to the remaining 200,000 shares upon commencement of patient enrollment in a Phase I clinical trial of a diabetes drug candidate based on technology the Company has licensed from the University of Pittsburgh.  The warrant expires on April 24, 2030.

The foregoing description of the warrant does not purport to be complete and is qualified in its entirety by reference to the warrant agreement itself, a copy of which is filed herewith as Exhibit 4.1 and incorporated herein by reference.

The issuance described above was made pursuant to an exemption from the registration requirement of the Securities Act provided in Section 4(a)(2) of the Securities Act and/or Regulation D thereunder.

Item 5.02: Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Julien L. Pham, MD, MPH

On April 27, 2020, Julien L. Pham, MD, MPH, resigned as the Company's President and Chief Scientific Officer and as an employee of the Company.

In connection with his resignation, on April 27, 2020, the Company and Dr. Pham entered into a Separation Agreement (the “Separation Agreement”).  Dr. Pham may revoke the Separation Agreement within a period of seven days after the execution date, after which time if not revoked, the Separation Agreement will become effective (the “Effective Date”). The Separation Agreement includes a general release of any claims of Dr. Pham against the Company and the other Releasees (as defined in the Separation Agreement), including, but not limited to, any claims under Dr. Pham’s Amended and Restated Executive Employment Agreement dated as of May 23, 2018 (the “Employment Agreement”) with the Company.

As consideration for the general release, and subject to Dr. Pham’s continued compliance with the terms and conditions of the Separation Agreement and the restrictive covenants contained in the Employment Agreement and the Confidential Information, Assignment of Inventions and Noncompetition Agreement attached as Exhibit A to the Employment Agreement (the “Confidentiality Agreement”), Dr. Pham will be entitled to receive the following: (i) payment of five months of Dr. Pham’s base salary of $375,000, or an aggregate of $156,250, subject to applicable withholding and payable in installments in accordance the Company’s normal payroll practices; (ii) reimbursement for five months of insurance coverage under the Consolidated Omnibus Budget Reconciliation Act, if incurred; (iii) accelerated vesting of stock options with time-based vesting that would have vested had Dr. Pham remained employed with the Company, with the total number of shares for which such newly vested options are exercisable being 410,117; and (iv) a release of any claims of the Company against Dr. Pham.

Under the Separation Agreement, during the five months following the Effective Date, Dr. Pham will provide up to two hours per week of consultation services relating to the transition of his duties, if and as requested by the Company, for which the Company will compensate him at a rate of $500 per hour.  Also under the Separation Agreement, stock options with respect to 164,837 shares with vesting based on achievement of milestones will be forfeited. The Separation Agreement also contains customary provisions relating to, among other things, return of Company property and information and reaffirmation of Dr. Pham’s ongoing obligations under the Employment Agreement and the Confidentiality Agreement.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement itself, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
4.1	Warrant Agreement dated as of April 24, 2020, by and between Genprex, Inc. and Cancer Revolution LLC
10.1	Separation Agreement dated as of April 27, 2020, by and between Genprex, Inc. and Julien L Pham, MD, MPH

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GENPREX, INC.

Date: April 28, 2020	By:	/s/ Ryan Confer
Ryan Confer
Chief Financial Officer (Principal Financial Officer)